Exhibit 99.1

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Icoria, Inc.	EURO RSCG Life NRP
Media/Public Relations	Brian Ritchie/ Mark Vincent
+1-919-425-2999	+1-212-845-4200

Icoria Reports Q4 and Year-End Results

Monsanto Transaction Spurs Focus on Healthcare in 2005

RESEARCH TRIANGLE PARK, N.C., March 24, 2005 — Biotech company Icoria, Inc. (Nasdaq SC: ICOR), today announced record revenue of $24.6 million in 2004, a 16 percent increase over 2003.

The company reported revenue of $6.3 million for the fourth quarter of 2004 and a net loss of $4.1 million, or $0.11 per share. The fourth quarter results include a $1.9 million one-time write-off of intangible assets related to the March 2004 acquisition of TissueInformatics.Inc.

Excluding the write-off of intangible assets, the net loss for the fourth quarter would be $2.2 million, or $0.06 per share. Quarterly revenue declined from the record third quarter of 2004 revenue of $7.1 million, but was 16 percent higher than the fourth quarter of 2003.

The net loss for 2004 was $14.4 million, or $0.40 per share, compared to $12.2 million, or $0.38 per share for 2003. Excluding the write-off of intangible assets, the net loss for 2004 would be $12.5 million, or $0.35 per share. Expenses in 2004 grew as Icoria invested in its healthcare business, including the TissueInformatics.Inc acquisition.

As of December 31, 2004, the company had $9.6 million in unrestricted cash, cash equivalents and short-term investments.

Management Discussion

“While we achieved record revenue in 2004, it was below our expectations, largely due to a lack of new commercial activity in quantitative tissue analytics,” said Heinrich Gugger, Ph.D., President and CEO. “Although the TissueInformatics.Inc acquisition has proven valuable in our internal discovery efforts, we failed to meet our external milestones. It became clear that additional market preparation and product development would be needed before we could successfully market quantitative tissue analysis. As a result, we are writing off the intangible assets that relate to TissueInformatics.

“Despite the revenue shortfall, we closed the year within our projected cash target of $9 to $10 million. Our cash position will be bolstered by the announcement today that we are selling selected agricultural assets to Monsanto for $6.75 million in cash and other considerations in a deal that will have a $15 million direct benefit to Icoria. In addition to the cash component, the transaction reduces our lease obligations by $5.2 million and gives Icoria $3 million in net cash flow benefits from an amendment to the existing Monsanto contract. We also expect to see $4 million in annual savings associated with lower general and administrative costs.

“This agreement marks our transition out of the agricultural market and creates a streamlined healthcare-focused biotechnology company. We will concentrate on biomarker-enabled drug discovery and our internal program to discover and validate targets and potential drug candidates for the treatment of diabetes, obesity and livery injury,” concluded Gugger.

Significant Fourth Quarter Activities

During the fourth quarter of 2004, Icoria raised $5 million gross proceeds through the sale of a three-year Secured Convertible Term Note (“Note”) in a private placement with The Laurus Master Fund, Ltd. This note is payable in cash or convertible into shares of Icoria’s common stock at a fixed conversion price of $0.53 per share beginning in May 2005.

In December, Icoria moved from the Nasdaq National Market to the Nasdaq Small Cap Market. As a result of that move, and pursuant to the Rules of the National Association of Securities Dealers, the Staff of the Nasdaq Stock Market granted Icoria until June 2005 to bring its share price above the $1 minimum bid price required for listing on the Nasdaq SmallCap Market.

Full text of these and other significant or newsworthy events are listed in the news section of Icoria’s web site at http://www.icoria.com/news.

Conference Call Scheduled for 4:30 p.m.

Icoria’s management team will conduct a conference call and webcast today at 4:30 p.m. ET to discuss the company’s new direction and Icoria’s year-end results. Interested participants should call 1-800-289-0496 or, for those calling internationally, 1-913-981-5519. The conference call ID number is 4676929. Icoria encourages participants to dial in 10 minutes before the call commences.

The webcast can be accessed from Icoria’s web site at http://www.icoria.com by clicking on the Investor Relations link. For those unable to participate in the live call, replays of the call may be heard online at http://www.icoria.com or by calling (U.S.) 1-888-203-1112 or (International) 1-719-457-0820 until midnight, March 28, 2005.

About Icoria

Icoria, Inc. is a biotechnology company that uses gene expression, metabolomics and tissue feature profiling to identify biomarkers to accelerate drug discovery. In addition to its internal drug discovery program, the company provides services to clients in the pharmaceutical, biotech, agriculture, academic and public health research sectors, and has major contracts with the National Institute of Environmental Health Sciences and Pioneer Hi-Bred International (a subsidiary of DuPont). Icoria also has a major grant from the National Institute of Standards & Technology’s Advanced Technology Program. For more information, visit www.icoria.com.

This press release contains forward-looking statements that include but are not limited to the Company’s expectations for its evolving business focus, biomarker-enabled drug development platform and potential revenue growth. Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to Icoria’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria’s annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the quarter ended September 30, 2004, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

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ICORIA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Revenues from commercial and government contracts	$5,851	$4,829	$22,924	$19,085
Grant revenues	466	637	1,655	2,046
Total revenue	6,317	5,466	24,579	21,131

Operating expenses:
Research and development	6,178	5,971	26,733	24,489
Selling, general and administrative	2,096	1,690	10,005	8,268
Impairment of intangible assets	1,875	—	1,875	—
Total operating expenses	10,149	7,661	38,613	32,757

Loss from operations	(3,832)	(2,195)	(14,034)	(11,626)
Interest income (expense), net	(263)	(36)	(436)	(492)

Net loss from continuing operations	(4,095)	(2,231)	(14,470)	(12,118)
Discontinued operations	21	23	53	(36)

Net loss from continuing operations	$(4,074)	$(2,208)	$(14,417)	$(12,154)
Net loss per share - basic and diluted
Loss from continuing operations	$(0.11)	$(0.07)	$(0.40)	$(0.38)
Income (loss) from discontinued operations	0.00	0.00	(0.00)	(0.00)

Net loss per common share	$(0.11)	$(0.07)	$(0.40)	$(0.38)
Weighted average common shares outstanding - basic and diluted	36,669	32,557	35,671	32,313

ICORIA, INC.

CONDENSED BALANCE SHEET DATA

(In thousands)

	December 31,	December 31,
	2004	2003
Assets:
Cash, cash equivalents, short-term investments	$9,598	$16,285
Other current assets	3,416	4,005
Total Current Assets	$13,014	$20,290
Property & equipment net	14,516	17,337
Other noncurrent assets	1,740	1,827

Total Assets	$29,270	$39,454

Liabilities and Stockholders’ Equity:
Current liabilities	13,689	16,094
Long-term obligations	4,802	3,846
Stockholders’ equity	10,779	19,514

Total Liabilities and Stockholders’ Equity	$29,270	$39,454

ICORIA, INC.

Supplemental Information Re: Increase/(Decrease) in Cash, Cash Equivalents,

Short-Term and Long-Term Investments (See Note Below)

(Unaudited)

(In thousands)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Net cash provided by (used in) operating activities	$(1,034)	$64	$(6,947)	$(5,441)

Net cash (used in) provided by investing activities, excluding purchases and maturities of short-term and long-term investments	(299)	(83)	907	(325)

Net cash provided by (used in) financing activities	3,844	275	(647)	819

Net increase (decrease) in cash, cash equivalents, short-term investments and long-term investments	2,511	256	(6,687)	(4,947)

Cash, cash equivalents, short-term investments and long-term investments, beginning of period	7,087	16,029	16,285	21,232

Cash, cash equivalents, short-term investments and long-term investments, end of period	$9,598	$16,285	$9,598	$16,285

Note: The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles (“GAAP”) in the United States. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long-term investments). In order to fully assess the Company’s liquidity position, management believes that the cash flow measure presented above, which includes short-term and long-term investments, is an appropriate measure for evaluating the Company’s liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows prepared in accordance with GAAP in the United States.

Under GAAP, cash flows from investing activities above would improve by net maturities of investment securities and unrealized gains and losses on investments in the amount of $3.1 million and $0.07 million for the three months ended December 31, 2004 and 2003, respectively, and by $9.2 million and $6.2 million for the twelve months ended December 31, 2004 and 2003, respectively. Also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short and long-term investments of $3.0 million and $9.2 million, and zero and $19.2 million for the three months ended December 31, 2004 and 2003, respectively and by $9.1 million and $15.3 million, and zero and $36.8 million for the twelve months ended December 31, 2004 and 2003, respectively. Cash, cash equivalents, short-term and long-term investments exclude restricted cash.